Exhibit 99.2

MANAGEMENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen and welcome to the Complete Genomics 2011 First Quarter Earnings Results Conference Call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session and instructions will follow at that time. [Operator Instructions] As a reminder this conference call is being recorded.

I would now like to turn the call over to your host, Scott Sandler, Director of FP&A and Investor Relations. Please go ahead Mr. Sandler.

Scott Sandler, Director of FP&A and Investor Relations

Thank you, Melina [ph]. Good afternoon everyone and welcome to our first quarter 2011 earnings call. During the call we will review the financial results we released today and after commentary on our progress after which we will host a question-and-answer session. If you have not had a chance to review the earnings release it can be found in the investor relations section of our website at completegenomics.com.

Presenting for Complete Genomics today are Dr. Cliff Reid, Chairman, President and CEO and Ajay Bansal, our Chief Financial Officer. This call is being recorded and the audio portion will be archived in the investor section of our website. It is our intent that all forward-looking statements regarding our expected financial results and commercial activity made during today’s call be protected under the Private Securities Limitation Reform Act of 1995.

Forward-looking statements are subject to risks and uncertainties. Actual events or results may differ materially from those projected or discussed. All forward-looking statements are based upon current information available and Complete Genomics assumes no obligation to update these statements. To better understand the risks and uncertainties that could cause results to differ, we refer you to document that Complete Genomics files with the Securities and Exchange Commission, including risk factors in our Form 10-K and 10-Q.

With that, I’ll turn the call over to Ajay

Ajay Bansal, Chief Financial Officer

Good afternoon, everyone, and thank you for joining us today. During today’s call, I’ll review our first quarter 2011 results and Cliff will provide an update on our progress to-date.

In the first quarter of 2011 the company reported revenue of $6.8 million, as compared to $0.3 million reported in the first quarter of 2010. Our first quarter revenue this year benefited from us receiving a large number of samples from two large customers in December of 2010 that we would able to turnaround and deliver quickly as a result of reduction in our turnaround times.

Costs and operating expenses in the first quarter of 2011 was $18.9 million, as compared to $14.6 million in the first quarter of 2010. In the first quarter of 2011, the company reported a net loss of $12.5 million, as compared to $14.3 million in the first quarter of 2010.

In the first quarter of 2011, the Company recorded $6.6 million for costs of services, generating a gross margin for the quarter of $0.3 million. This is a transition from prior periods, when the company incurred start-up production cost to support its sequencing service. Start-up production cost in the first quarter of 2010 was $4.1 million.

R&D expenses were $6.8 million during the first quarter of 2011 compared to $6.2 million in the first quarter of 2010. Sales and marketing expenses were $2.7 million during the first quarter of 2011 compared to $1.2 million in the first quarter of 2010.

The company ended the first quarter of 2011 with $68.8 million in cash. The company’s cash position reflects the completion of a $20 million loan agreement with Oxford Finance Corporation in March this year. $7.5 million of the Oxford loan were used to repay the balance of an existing loan with Comerica. The order backlog at March 31, 2011 was over 2000 genomes whereas the company believes could result in approximately $15 million in revenue over the next 12 months.

As you would recall our order backlog at the year end 2010 was estimated at $10 million and 1,000 genomes. Doubling the number of genomes in our order backlog from 1,000 to 2,000 in the first quarter with a corresponding increase of only 50% in the dollar value of the backlog reflects a reduction in pricing of complete human genome sequencing over the last few months.

At present pricing of our genome services starts at $9,500 per genome for small order sizes to between 5,000 to 7,500 that’s between 5,000 and 7,500 per genome for orders that are for 100s of genomes.

During the course of 2011 i.e. year-to-date, we have signed orders for over 2,100 genomes. I would also like to point out that since beginning commercial operations; we have received purchase orders or contracts from a limited number of customers each quarter, typically between 10 to 20 customers quarterly. Historically, the size of purchase orders has fluctuated between a few genomes and multiple hundreds of genomes.

As a result, the presence or absence in a specific quarter of one or more large new orders, or the cancellation of any previous orders combined with a uncertain sales cycle and changes in the variable that influence conversion of orders to revenue may cause our results of operations and our backlog to fluctuate on a quarterly basis, perhaps significantly from one quarter to the next. Our limited operating history and the nascent stage of our industry decreases our ability to predict such fluctuations.

At this point I would like the turn the call over to Cliff for remarks on our progress before we begin Q&A.

Clifford A. Reid Ph.D., President, Chief Executive Officer

Thank you, Ajay. And good afternoon, thanks for joining the call. We are very pleased with the results of our first quarter. We continue to make steady progress in growing our business, while improving quality cost and scale of our services.

In the first quarter of 2011, we shift our 600 genomes bringing the total to over 1,400 genomes shift since our commercial facility became operational last May. Looking forward, we anticipate delivering over 900 genomes in the second quarter of this year. For the genome shift in the first quarter of 2011, we continue to deliver high quality data with a median call rate of over 96% across the genome.

In the quarter, we also enhanced our service by reducing medium turnaround time for results to roughly 70 days and by lowering the DNA requirements for samples by half from 15 to 7.5 micrograms.

In April 2011, we completed the release of 69 complete human genome sequences into the public domain. These high quality datasets provide the research community with the valuable resource for scientific investigation and also served to further validate the company’s technology. As many of these samples have been previously analyzed as part of the International HapMap Project or The 1000 Genomes Project.

Since the launch of this initiative in February 2011, over 50 terabytes of data have been downloaded from our website by more than 750 unique IP addresses.

In the quarter, we placed on order for building an additional eight of our proprietary high throughput sequencers which will increase the number of sequencers in our commercial facility from 16 to 24 by August of this year. We also make progress on further increasing the throughout of each of these sequencers. In test runs we achieved our goal of doubling our DNA nanoball array density from 3 billion to 6 billion DNA nanoballs per slide.

This combination of increased sequencer throughput and the increase in number of sequencers should enable us to reach our planned capacity goal of between 800 and 1,200 genomes per month by year end.

We also continue to focus on building up our commercial organization. We are on track to double our sales force this year starting the year with 12 sales people and ending the year with 24. To support this growing sales force, we are adding substantially to our marketing team and to our team of field application scientists.

I would like now to take a moment and provide an update on our ongoing patent infringement lawsuit with Illumina.

As you recall, Illumina filed a lawsuit against us in August of last year claiming that Complete Genomics infringed three patents owned by Illumina. On May 5th of 2011, the court ended a stipulated order to dismiss two patents from the lawsuit. As such, there is now only one patent ascertained against the company in this lawsuit, we believe the company has very substantial defenses against the one remaining patent in question, and we intend to continue to vigorously defend against this lawsuit.

That concludes our prepared remarks. And now, we’ll open the lines for your questions. Operator?

QUESTION AND ANSWER SECTION

Operator: Thank you, sir. [Operator Instructions] Our first question comes from Jon Wood with Jefferies.

<Q – Jon Wood>: Hi, good afternoon.

<A>: Hi, Jon.

<Q – Jon Wood>: Hey, so just coming back to Ajay’s comments on the 2,100 year-to-date, Cliff did you – I know you offered on the fourth quarter call, as well as intra-quarter at a conference orders of over 1,400. Where did that end up shaking out for March 31st?

<A – Clifford A. Reid Ph.D.>: Ajay.

<A – Ajay Bansal>: Yeah, so Jon as observed correctly, I think our Q4 call was on March 9th or 10th at that stage, we had announced – we had ordered for about 1,400 genomes. For the end of the Q1, we – so Q1 ended up being close to 1,700 and year-to-date we have ordered for over 2,100 genomes.

<Q – Jon Wood>: Okay. Close to 17, okay. And Cliff, are you noticing just as you know kind of progress pass 1Q into the second quarter, is the average size you know either business or quartering or business you’re booking is it going up in terms of average order size.

<A – Clifford A. Reid Ph.D.>: Jon what we are seeing is as we continue to grow our sales force, we have the ability to do more deals and so, we’re seeing more large deals available to us each quarter, but we are seeing more starter deals. Deals were people are just doing 18 or 16 genomes just to get introduced to our technology and to our data formats. So, we are seeing, continued growth in the large deals which is very important that’s really what drives our revenue, but we are also just seeing a broader footprint in the market, so I think we are seeing increases on both sides.

<Q – Jon Wood>: Okay. and then last one on – you’ve obviously with the turnaround time now down at 70, you continue to improve that metric, but I was wondering if you could comment, Cliff on any changes you are seeing in – from the time the order is signed to [indiscernible] you actually are getting shipments in the door. Have you seen that tighten at all as the process has improved whereas customers get more educated?

<A – Clifford A. Reid Ph.D.>: Jon, what we see there now is that we’re getting some more data under our belts in running this business now for nearly a year since commercial launch is that, there are really two kinds of projects that we do. One kind of project is where the samples are burning a hole in the researcher’s pocket and they signed a deal and send us the samples right away.

The other kind of project that we do is sort of a long-term strategic project where a researcher will sign a relatively large deal knowing fore well that all the samples are not available to them immediately at that time, and what they expect to do is send us the samples over a period of three or four quarters. So, we like both types of project, of course we like the samples and more quickly when we can get them, but the longer-term projects enabled us to build up larger backlog and provide more visibility into our future business. So, we don’t see the business all becoming quick churn business, we indeed see an ongoing blend of immediate turn projects and these longer-term three or four quarter projects and we like them both.

<Q – Jon Wood>: Okay, great. Thanks a lot, Cliff.

<A>: Yeah, thanks John.

Operator: Thank you. Our next question comes from Amanda Murphy with William Blair.

<Q – Amanda Murphy>: Hi, thanks. I just had a few questions on AFP. So if I look at the 600 genomes and that’s a sustainment, I don’t know 650 for take of argument and it looks like the kind of average of ASP in the quarter down was a little bit over last quarter. I’m just curious is that accurate and also it seems like your on track given the data you’ve provided for the backlog that you are on track to kind driving keeps driving that ASP down. Are you still on track for that 5,000 target exiting this year?

<A – Clifford A. Reid Ph.D.>: Yeah, so Amanda all of those observations are correct. The ASPs in Q1 compared to Q4 of last year were down. The ASPs in Q2 of this year compared to Q1 of this year are going to be down and yes, we had also on track with respect to ASPs getting close to 5000 or below 5000 by year-end?

<Q – Amanda Murphy>: Okay. And then just given the announcement, from Illumina this morning, I’m just curious, if you had any commentary there just given your customer base and what kind of tracking those researchers to your – to your service.

<A – Clifford A. Reid Ph.D.>: Well, we think that the Illumina announcement this morning, where that they announced they were reducing their prices for their outsource completing genome sequencing service, really reinforces, I think to the entire marketplace that the superior method for completing genome sequencing is outsourced, that it’s the economics of trying to do this internally is on attractive and we and Illumina both are from much more attractive alternatives to try to do this by purchasing instruments and reagents. They are more attractive from a cost point of view and also more attractive from a quality point of view.

So we think that the announcement is very helpful to us and that it will further educate the marketplace to the enormous opportunities available by assuring the in-house model and moving to the outsource model. And I think that’s going to be the really the primary result of that announcement.

<Q – Amanda Murphy>: Okay. And then just last one from me given all the downloads you had with the genomes you published, are we going to see some more publications outlining the data that I guess relative to the data that you’re providing or is there anything like that that’s kind of up and coming?

<A>: Maybe yes, we don’t have specific dates on that. It’s – that’s obviously out of our control and really it’s out of the control of the customers, it’s more up to the editors of the reviewed journals. But we know of a number of customers who are doing projects and either and or preparing papers or have submitted papers. So I think in the second half of the year, you should expect multiple publications of researchers publishing based on the results from our data.

<Q – Amanda Murphy>: And you think that will kind of accelerate the sample cell potentially?

<A>: I think that is very helpful. I still think in many parts of the scientific community we’re the best kept secret in town and by having more referee publications published using our data, I think that will communicate to the broader research community, just how high quality our complete genome sequence data and will drive demand.

<Q – Amanda Murphy>: Okay. Thanks very much.

<A>: Thanks ma’am.

Operator: Thank you. Our next question comes from Zarak Khurshid with Wedbush Securities.

<Q – Zarak Khurshid>: Yeah, Zarak Khurshid, Wedbush Securities. Hey guys, thanks for taking the questions. Could you maybe describe the doubling of the DNA nanoball density, what allowed you to achieve that and how should we think about that metric evolving over the next couple of years and what does that mean for the CapEx requirement as well going forward?

<A>: So there. Yes, doubling the DNA nanoball density was enabled actually with no hardware upgrade at all. That was just an upgrade to the chip and an upgrade of the software and it just illustrated that we had some headroom in the design of our sequencers and up until now the commercial sequencers had been imaging at somewhat extraordinary imaging density of two pixels per piece of DNA, but going forward it will be imaging at more extraordinary imaging density of one pixel per piece of DNA.

That’s unique in the industry and I think a sustainable competitive advantage for our technology all based on these patterned DNA nanoball arrays. As we look out into next year though, we seen not only the incremental improvements that we’re achieving this year through increasing the density and buying more instruments that’s increasing our throughput, we’re actually designing and developing a new generation of DNA sequencing instruments that will be substantially faster than what we’re using today.

Today the throughput of our instruments is approximately 1 genome per day, it’s not latency, that’s throughput. So each instrument produces about a genome a day of throughput. And next year we will be deploying instruments that will be sequencing approximately 10 genomes per day.

So our instrument speed is going up quite dramatically. This is a direct result of our focus that all we do as we focus on completing the genome sequencing and we’re able to optimize all of our biochemistry, all of our instrumentation and all of our software just for sequencing complete human genomes and gives us I think a major advantage in the marketplace over any of the technology companies that are producing general purpose hardware and don’t have the ability to optimize like we do.

<Q – Zarak Khurshid>: Great. And with the introduction of that new instrument, what would the rate limiting steps be in the turnaround and what would the turnaround time be at that point?

<A>: Well our turnaround times as we mentioned are about 70 days right now. We’ve committed to our customers that they will be below 60 days by the end of this year, although we think we’ll beat that quite handsomely and we will continue to incrementally drop our turnaround times throughout 2012 and we would expect to see our turnaround times go down to approximately 30 days by the end of 2012 through a combination of just incremental process improvement and investments that we’re making in automation, in particular around the sample preparation process. So, we are aggressively working on dropping turn around times further.

<Q – Zarak Khurshid>: Oh good, thanks.

<A>: You’re welcome.

Operator: Thank you. Our next question comes from Sung Ji Nam with Gleacher.

<Q – Sung Ji Nam>: Thanks for taking the questions. So of course the 70 or so whole genome data sets that you have published, would you be able to comment on how that might be affecting lead generation at this point or is it too early to talk?

<A>: We are not able to do direct tracking from the release of the public data to lead gen because we did – we chose not to require people to register on our website to get the data so they can download it anonymously and that is why we reported the number of IP addresses rather than the number of customer names there.

So I’m afraid we’re not going to be able to build a link directly from the downloads to leads, but we were certainly pleasantly surprised to see over 750 downloads considering we have over 45 customers but nothing like 750. We do know of a number of non-customers meaning that people who have not paid us for sequencing who are actively analyzing those datasets and making important scientific contributions to the human variome, the sort of the population of variations in the human genome across the human species just using those data sets.

So we’re delighted that they are not only providing a technology validation for our platform but also have turned out to be quite valuable scientifically.

<Q – Sung Ji Nam>: Okay. Thank you. That was helpful and then in terms of your partnership with DNAnexus, could you maybe talk about you know for your customers today have to subscribe to that independently or is it all part of the package that you provide your customers?

<A>: That’s an independent thing. What we’re doing is we are moving strongly toward complete web delivery or cloud delivery of our services. DNAnexus provide a software tool kit that works in the cloud. So they are one of our software partners that we’re delighted to just recently brought on board. We expect there to be many other software partners to provide a wide variety of services all really with a notion to that we expect all of the stated to be analyzed in the cloud as the industry matures.

<Q – Sung Ji Nam>: That’s helpful. And then my final question is going back to Amanda’s question about Illumina’s announcement today. Obviously it’s a great things for the industry, but do you think that Complete Genomics could target premium to Illumina’s pricing at this point?

<A>: Yeah, our pricing strategy, yeah our pricing strategy is to be very aggressive and the reason is not so much driven by competitive forces as driven by price elasticity of demand. We now have about a year and a half of history that shows every time we reduce our prices, our demand goes up more than commensurately.

So what we would like to do over the coming years, as aggressively as possible, subject to margin requirements and cash flow requirements, drive our prices down to bring more and more projects into the marketplace. We are a business model built on scale and the higher the scale we achieve, the lower the unit cost we achieve, the lower the price we can achieve and we get into that virtuous circle. So we don’t see this Illumina announcement is affecting our pricing policy in any substantial way, we are already implementing the pricing strategy of being as aggressive as we can subject to constraints to enable projects that have here to four have been priced out of the marketplace, so for the first time be able to use the superior tool of completing human genome sequencing for the discovery projects.

<Q – Sung Ji Nam>: Great, thank you very much.

<A>: You’re welcome.

Operator: Thank you. [Operator Instructions]. Our next question comes from Derik De Bruin with UBS.

<Q – Derik De Bruin>: Hi, good afternoon.

<A>: Hi Derek.

<Q – Derik De Bruin>: Hi, what was the cancellation rate during the quarter, I mean I guess in year-to-date, I guess how many people have placed orders and then how to back up for the reasons: Do you have seen cancellations, what’s the primary reason for it?

<A>: I’ll get back to, I don’t know if we have that data in the room, but that’s maybe we can speak to that.

<A>: Yeah no I don’t believe that we have had about any cancellation this year, I believe that we did have one cancellation last year, but that mean an aberration as opposed to cancellation grade that we could speak to Derik.

<Q – Derik De Bruin>: Okay. And to your knowledge, are you currently being written into anybody’s NIH brands in terms or other maybe not even NIH brands, but how you would use or grants in general that people are specifically saying we wanted the project be complete.

<A – Clifford A. Reid Ph.D.>: Yes, we are. For really for the believe for the first time the company’s history we have been around long enough now to come and enjoy sort of that longer lead time and get men to some grants. You know in particular we are written into one of them the major grants for genome sequencing going forward through NIH and I something that has the information that’s fully distributed yet, but it is an activity that we are doing.

It remains a minority of our business are you going take in substantial minority because we are still kind of enjoying the substitution dynamic where there are a lot of grants that are written for one technology and then when they are finally awarded six or nine or 12 months later the PI can look at our technology see that they can get more bank for their research, but and repurpose the money is in that grant toward complete human genome sequencing with us and accomplish more on the same amount of money. That remains the dominant dynamic in our business, but we are beginning to get returns and some grants.

<Q – Derik De Bruin>: Great. The conversion from genome sequence versus genome shipped, isn’t still running around the 95% rate?

<A – Clifford A. Reid Ph.D.>: Ajay?

<A – Ajay Bansal>: The samples that we receive I think we virtually end up shipping all of them. It may happen on occasion that we have to do a little bit more work on one sample compared to the other, but it’s well in excess of 95% with respect to the samples coming in and ones that shipped out.

<Q – Derik De Bruin>: Okay. So I certainly was surprised to see your gross profit margin turn positive this quarter that was – that surprise. Do you expect this to remain, the turn remains positive going forward or they really going to be – it could potentially be lumpy in the first, this first year?

<A – Clifford A. Reid Ph.D>: Yeah, we expect it to be lumpy in the first year. We think that it is an unusual Q1 for us to turned in and Ajay mentioned in his prepared comments that this was a result of the particular timing of a particular set of big deals that happened right at the end of the year where to my earlier comments it was a situation where they have the samples in the refrigerator ready to go and hence we were able to shift them and recognize revenue on Q1. I think that was a kind of an conspiracy of an awful a lot of circumstances that led to us having substantially larger Q1 than we otherwise would have had.

So we think that there could certainly be lumpiness. If we see circumstances they don’t line up on timings like that, we can have other quarters that don’t enjoy that kind of a bump right at the end. But we think that those kinds of quarter-to-quarter effects are going to be with us unfortunately until we are a substantially larger organization and we have many more customers so that one or big two customers don’t end up having a material effect on a given quarter.

<Q – Derik De Bruin>: Great. And just one final question, are you still comfortable with idea of doing something greater than 4,000 genomes this year?

<A – Ajay Bansal>: Yeah, I think we have our sites fairly on that target. So as you know, we said that we shipped the order 600 genomes in Q1, we also just mentioned that we expect to deliver over 900 genomes in Q2, and the backlog at the end of Q1 was over 2,000 genomes. So assuming a steady rate of orders coming in and increasing overtime, we should be able to deliver more than 4,000 genomes in the year.

<Q – Derik De Bruin>: Thank you very much.

<A – Clifford A. Reid Ph.D.>: Thanks Derek.

Operator: I’m showing no further questions in the queue at this time.

Clifford A. Reid Ph.D., President and Chief Executive Officer

Okay, I think we’ll wrap it up. Thank you very much for joining the call. Bye now.

Operator: Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the conference and you may now disconnect.